EXCLUSIVE PATENT LICENSE AGREEMENT BY AND BETWEEN HARRY L. KAUFHOLD,
                              JR. AND MAXXON, INC.

     This Agreement ("Agreement"), is executed effective April 30, 1997 for the exclusive license of Patent No. 5,125,898 dated June 30, 1992 regarding the Disposable Syringe with Automatic Needle Retraction by and between Harry L.
Kaufhold, Jr., an individual and co-inventor and sole assignee of the aforementioned Patent ("Licensor"), and Maxxon, Inc., an Oklahoma corporation ("Licensee").

     WHEREAS, Licensor desires to grant to Licensee and Licensee desires to acquire from Licensor the exclusive world-wide license to perfect, produce and market the safety syringe referenced in Paragraph One, below.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

     1. License. Licensor grants to Licensee exclusive world-wide license to perfect, produce and market the safety syringe for the following Patent ("Patent"), copies of which are attached hereto, and Licensee agrees to acquire the same upon the terms and conditions set forth herein:

        United States Patent
        Patent Number:  5,125,898
        Date of Patent:  June 30, 1992

        Re:  DISPOSABLE SYRINGE WITH AUTOMATIC NEEDLE RETRACTION

     2. Price. Licensee shall pay Licensor for the exclusive license rights in the Patent for the sum of One Hundred Thousand Dollars ($100,000.00), and according to the terms of a $90,000 Promissory Note attached hereto as Exhibit A.

     3. Royalty. Licensee agrees to pay Licensor a royalty hereunder, equal to three percent (3%) of gross receipts in legal tender in immediately available funds actually received by Licensee from the sale of products using the Patent. Gross receipts excludes taxes, transportation, insurance, shipping and handling, packaging, returns, replacements for defective or damaged goods, all discounts, and all funds received from sales which are contested or subject to claims. All royalty payments shall be made monthly by corporate check dated and mailed on or before the fifteenth (15th) day of each month after receipt of gross receipt funds by Licensee.

     Licensee shall keep accurate sales documents, records, and reports to insure proper accounting and payment to Licensor of all royalties which may become due pursuant to the terms of this Agreement. Licensee shall make a monthly sales report to Licensor dated and mailed no later than the fifteenth
(15) of the month following receipt by Licensor of such gross receipt funds from sales of products using the Patent. Licensor shall have the right to inspect Licensee's records solely related to the calculation of royalty payments due hereunder no more than once each calendar year to insure proper payment of royalties. Licensor agrees to keep confidential all information which is confidential, or proprietary or competitively sensitive certain in records of Licensee.

     This royalty provision shall survive any acquisition of Licensee, change of control of Licensee or any other event where Licensee is not directly managing the production and sale of the products using the Patent.

     4. Term of Royalty. The term of the Royalty shall be coincident with the life of the U.S. Patent and all extensions and additions therein, or if by the third anniversary of this agreement, the cumulative sales have not been $100,000 or if in any subsequent year the total sales for that year do not exceed $100,000, this agreement will terminate and become null and void.

     5.  Representations and Warranties.

     (a) Licensor is the owner of all rights to the Patent, with the full right, power and authority to exclusively license such Patent to the Licensee hereunder; no other person or persons whatsoever has any claim, right, title, interest or lien in, to, or on said Patent; and no other person or entity has the right to use the Patent for any purpose whatsoever.

     (b)   No   litigation,   actions   or   proceedings,    legal,   equitable,
administrative, through arbitration or otherwise, are pending or threatened which may affect the Patent, or the consummation of this transaction.

     (c) Licensor has all requisite power and authority to enter into this Agreement and to perform his obligations thereunder.

     6. No Operating Assurances. Licensor and Licensee are aware that the Patent will require additional engineering and development before products can be manufactured and sold. Licensor makes no warranties or representations concerning the operating performances to be achieved by Licensee.

     7. Costs and Expenses. Licensee shall be responsible for all costs incurred in connection with the development, patent maintenance fees, alterations or new patents, marketing and distribution of the products made using or incorporating the Patent.

     8. Improvements.   All   improvements,   amendments,   modifications  and
alterations in the Patent, or new patents, shall be the sole property of the Licensor.

     9. Indemnification by Licensee. Licensee agrees to indemnify and hold Licensor and his successors and assigns harmless from any and all claims, losses, damages, injuries and liabilities, including legal fees and expenses, arising from or on account of Licensee's breach of its representations, warranties and covenants thereunder, including without limitation, the failure to pay royalties payable hereunder.

    10. Nature of Relationship. Licensor and Licensee agree that (1) the other party is not an agent, employee, partner, joint venturer, or other representative of the other party for any purpose whatsoever; (2) each is separate from the other; and (3) no such person shall obligate the other party in any way to perform any duty or to be responsible for any obligation or liability whatsoever, apart from the obligations arising under this agreement. Neither party nor its respective officers, directors, employees, salesmen, agents or other representatives shall claim that it is an agent, employee, partner or other representative of the other party; nor shall any of them be subject to the active or implied control of the other party for any reason.

    11. Limitation of Liability. Except as set forth in the paragraph 9, the parties shall not be liable for any loss, damage, injury or other claim of any kind, character or description, whether sole, concurrent, active, passive, comparative, strict, contractual or vicarious, and whether absolute or contingent, and shall not be liable for any reason for any punitive, special or other similar damages or alleged damages for lost business, lost goodwill, lost opportunities or otherwise.

    12. Final Agreement. This Agreement constitutes the entire agreement between the parties and terminates and supersedes all prior understandings or agreements on the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and permitted assigns of the parties hereto. Nothing in this Agreement, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns. This Agreement may be modified only by a further writing that is duly executed by both parties.

    13. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

    14. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

    15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma.

    16. Force Majeure. The obligations of the parties hereto (except for the obligation to pay money) shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or enforceable, beyond its reasonable control. Any party affected by a force majeure event shall promptly give notice thereof to the other party and shall exercise its reasonable good faith efforts and diligence to eliminate or remedy the force majeure event and to return to normal operations as quickly as possible and shall give the other party prompt notice when that has been accomplished.

    17. Arbitration. In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties hereto, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution thereof, either party shall have the right to submit the dispute to be settled by binding arbitration under the rules and conciliations of the American Arbitration Association. The parties agree that all arbitrations shall be conducted in Tulsa, Oklahoma, unless the parties mutually agree to the contrary, and shall be conducted in English. The costs of arbitration shall be borne by the party against whom the reward is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding.

    18. Miscellaneous.

    (a) Good Faith Cooperation. Each party hereto agrees to keep the other party informed relating to the rights, duties and obligations of the parties hereunder and render good faith cooperation to the other party in order to consummate the transactions contemplated hereby.

Licensor and Licensee agree to execute and deliver all requisite forms of assignment to enable Licensee to file this assignment with the U.S. Patent

Office.

    (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    (c) Amendments. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

    (d) Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

     If to Licensor:
     Harry L. Kaufhold, Jr.
     P.O. Drawer 34457
     Houston, TX 77234
     Phone:  (713) 941-2111
     Fax:  (713) 484-0076

     If to Licensee:
     Maxxon, Inc.

     8908 South Yale Avenue, Suite 409
     Tulsa, OK  74137
     Phone:  (918) 492-1257

     Fax:  (918) 492-2560

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the 30th day of April, 1997.

                                                     Maxxon, Inc.

     By:___________________________                  __________________________
     Harry L. Kaufhold, Jr., an individual           Gifford M. Mabie, Chairman